Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our reports dated April 6, 2021, with respect to the consolidated financial statements of Maxeon Solar Technologies, Ltd. and the effectiveness of internal control over financial reporting of Maxeon Solar Technologies, Ltd. appearing in the Annual Report on Form 20-F of Maxeon Solar Technologies, Ltd. for the year ended January 3, 2021.

/s/Ernst & Young LLP

Singapore

April 15, 2021